EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-88984 on Form S-4; Registration Statement Nos. 33-41480, 33-64984, 333-07849, and 333-61689 on Form S-3; Registration Statement Nos. 2-87475, 33-594, 33-28782, 33-60641, 33-60643, 33-42152, 333-06949, 333-13739 and 333-66486 on Form S-8; and Registration Statement Nos. 333-325 and 811-7499 on Form N-2 of Dole Food Company, Inc. of our report dated February 20, 2003, except for Note 18, as to which the date is March 17, 2003, relating to the consolidated financial statements of Dole Food Company, Inc. as of and for the year ended December 28, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and an explanatory paragraph relating to the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in this Annual Report on Form 10-K of Dole Food Company, Inc. for the year ended December 28, 2002.

DELOITTE & TOUCHE LLP

Los Angeles, California
March 25, 2003